THIS WARRANT AND ANY SHARES OF VOTING COMMON STOCK ISSUABLE UPON THE EXERCISE
 OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THIS WARRANT NOR ANY SUCH SHARES MAY BE TRANSFERRED IN THE
     ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.




                                    WARRANT

                       To Purchase Voting Common Stock of

                                 MedQuist Inc.
                           (a New Jersey corporation)

THIS IS TO CERTIFY that Chemical Bank, a New York corporation having its principal place of business at 633 Third Avenue, New York, New York 10017, or its registered assigns, is entitled upon the due exercise hereof at any time during the Exercise Period (as hereinafter defined) to purchase 75,351 shares of Voting Common Stock, no par value, of MedQuist Inc., a New Jersey corporation, at an Exercise Price of $6.74 per share (such Exercise Price and the number of shares of Voting Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth.

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----


ARTICLE I DEFINITIONS ....................................................    1
ARTICLE II EXERCISE OF WARRANT ...........................................    6


   2.1   Right to Exercise ...............................................    6
   2.2   Manner of Exercise; Issuance of Voting Common Stock .............    6
   2.3   Effectiveness of Exercise .......................................    7
   2.4   Fractional Shares ...............................................    7
   2.5   Continued Validity ..............................................    7
   2.6   Payment by Application of Liabilities ...........................    7
   2.7   Cashless Exercise ...............................................    7

ARTICLE 3 REGISTRATION, TRANSFER AND EXCHANGE ............................    8
   3.1   Maintenance of Registration Books ...............................    8
   3.2   Transfer and Exchange ...........................................    8
   3.3   Replacement .....................................................    8
   3.4   Ownership .......................................................    8

ARTICLE 4 ANTIDILUTION PROVISIONS ........................................    9

   4.1   Adjustment of Number of shares Purchasable ......................    9
   4.2   Adjustment of Exercise Price ....................................    9
     (a)  Stock Dividends, Subdivisions and Combinations .................    9
     (b)  Issuance of Additional Shares of Participating Stock ...........    9
     (c)  Issuance of Stock Purchase Rights ..............................   10
     (d)  Issuance of Convertible Securities .............................   11
     (e)  Minimum Adjustment .............................................   11
     (f)  Readjustment of Exercise Price .................................   12
     (g)  Reorganization, Reclassification or Recapitalization of Company.   12
     (h)  Dilution in Case of Other Securities ...........................   12
     (i)  Other Dilutive Events ..........................................   13
     (j)  Determination of Consideration .................................   13
     (k)  Record Date ....................................................   15
     (l)  Shares Outstanding .............................................   15
     (m)  Maximum Exercise Price .........................................   15
     (n)  Application ....................................................   15
     (o)  No Adjustments under Certain Circumstances .....................   16



   4.3  Certificates and Notices..........................................   16
     (a)  Adjustments to Exercise Price ..................................   16
     (b)  Extraordinary Corporate Events .................................   16
     (c)  Effect of Failure ..............................................   17

ARTICLE V  RESTRICTIONS ON TRANSFER.......................................   17

   5.1   Transfer Restrictions ...........................................   17
   5.2   Notice of Proposed Transfer: Registration Not Required ..........   18
   5.3   Legend on Warrants and Certificates .............................   19

ARTICLE VI PARTICIPATION IN CORPORATE DISTRIBUTIONS ......................   20

   6.1  Company's Obligation to Make Payments ............................   20

ARTICLE VII [INTENTIONALLY OMITTED] ......................................   20

ARTICLE VIII FINANCIAL AND BUSINESS INFORMATION ..........................   20

   8.1   Information .....................................................   20
   8.2   Adjustments for Restatements of Certain Financial Data ..........   20

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................   21
   9.1   Organzation and Qualification ...................................   21
   9.2   Corporate Power; Binding Effect: Authorization, Governmental
          Approvals ......................................................   21
   9.3   Capital Stock ...................................................   22
   9.4   Validity of Shares ..............................................   22

ARTICLE X VARIOUS COVENANTS OF THE COMPANY ...............................   22
   10.1  Certain Covenants ...............................................   22
   10.2  Reservation of Participating Stock: Compliance with Laws ........   24
   10.3  Listing on Securities Exchange ..................................   24
   10.4  Indemnification .................................................   24
   10.5  Regulatory Compliance Cooperation ...............................   24

ARTICLE XI [INTENTIONALLY OMITTED] .......................................   25

ARTICLE XII MISCELLANEOUS ................................................   25

   12.1  Holder Not a Stockholder ........................................   25
   12.2  Like Tenor ......................................................   25
   12.3  Modifications, Amendments or Waivers ............................   25

                                       ii

   12.4  No Implied Waivers; Writing Required ............................   26
   12.5  Remedies ........................................................   26
   12.6  Successors and Assigns ..........................................   26
   12.7  Reimbursement of Expenses; Taxes ................................   26
   12.8  Notices .........................................................   26
   12.9  Survival ........................................................   27
   12.10 Governing Law ...................................................   27
   12.11 Severability ....................................................   27
   12.12 Headings ........................................................   27
   12.13 Notice of Expiration; Extension of Time .........................   27
   12.14 Original Issue Discount .........................................   27

Exhibit 2.2 ..............................................................   29

ASSIGNMENT FORM ..........................................................   30

EXHIBIT 11.1 .............................................................    1
EXHIBIT 11.1 .............................................................    1

                                   ARTICLE I

                                  DEFINITIONS

The terms defined in this ARTICLE I, whenever used in this Warrant, shall have the respective meanings hereinafter specified.

    "Affiliate" of any entity means a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such entity. The term "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and shall include, without limitation, any officer or director of the Company or any of its Subsidiaries.

    "Assignment" means the form of Assignment appearing at the end of this warrant.

    "Class A Preferred" means shares of the Company's Class A Preferred Stock, no par value, convertible into Voting Common Stock on a share-for-share basis, any stock into which such stock shall have been changed pursuant to a Recapitalization, merger or otherwise or any stock resulting from any reclassification of such stock.

    "Class B Preferred" means shares of the Company's Class B Preferred Stock, no par value, convertible into Voting Common Stock on a share-for-share basis, any stock into which such stock shall have been changed pursuant to a recapitalization, merger or otherwise or any stock resulting from any reclassification of such stock.

    "Closing Date" means May 27, 1994.

    "Commission" means the Securities and Exchange Commission or an other Federal agency from time to time administering the Securities Act.

    "Common Equivalent Shares" means the number of shares of Participating Stock as determined based on the extent to which each share of any class or series of Participating stock participates in the distribution of assets upon any liquidation, dissolution or winding up of the Company relative to the participation of each share of Voting Common Stock. For example, assume the holder of a share of a class of the Company's preferred stock would be entitled to receive upon liquidation $3 of profits for every $1 of profits received by the holder of a share of Voting Common Stock. For purposes of this definition, each share of such class of preferred stock would constitute three Common Equivalent Shares.

     "Common Equivalent Shares Deemed Outstanding" means, at any given time, the number of Common Equivalent Shares with respect to all shares of Participating Stock actually outstanding at such time, plus the number of Common Equivalent Shares with respect to all shares of Participating Stock deemed to be outstanding in the manner set forth in Subsections (c) and (d) of

Section 4.2 (regardless of whether any Stock Purchase Rights and Convertible Securities are actually exercisable or convertible at such time).

    "Company" means MedQuist Inc., a New Jersey corporation, and any successor corporation.

    "Convertible Securities" means evidences of indebtedness, shares of stock (other than Preferred Stock) or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, additional shares of Participating Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

    "Current Market Price" as to any security on any date specified herein means the average of the daily closing prices for such security for the thirty (30) consecutive trading days before such date excluding any trades which are not bona fide arm's length transactions. The closing price for each day shall be (i) the mean between the closing high bid and low asked quotations of any such security in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, as reported in The Wall Street Journal, or, if not reported therein, such similar publication of national recognition, or (ii) if not quoted as described in clause (i), the mean between the high bid and low asked quotations for any such security as reported by the National Quotation Bureau Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Company, or (iii) if any such security is listed or admitted for trading on any national securities exchange or reported on the National Market System of the National Association of Securities Dealers, Inc., the last sale price of any such security, regular way, or the mean of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which any such security is listed. If any such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause
(iii) of the preceding sentence if actual transactions are reported.

    "Default Rate" means the weighted average rate of interest charged on the outstanding principal pursuant to the Loan Agreement plus 200 basis points.

    "Distribution" means any dividend or other distribution, whether in cash, securities or other property, with respect to any shares of Participating Stock.

    "Event of Default" means (a) the breach of any warranty, or the inaccuracy of any representation, made by the Company herein, or (b) the failure by the Company to comply with any covenant contained herein.

    "Exercise Period" means (subject to the provisions of Section 12.12 below) the period commencing on the Closing Date and terminating on the seventh anniversary of the Closing Date.

    "Exercise Price" means the price per share of Voting Common Stock set forth in the preamble to this Warrant, as such price may be adjusted pursuant to ARTICLE IV or Section 8.2.

    "Fair Value" means the fair value of the appropriate security, property, assets, business or entity as determined by an opinion of an independent investment banking firm in accordance with the following procedure: In the case of any event which gives rise to a requirement to determine "Fair Value" pursuant to the provisions hereof, whether in connection with an adjustment to the Exercise Price or otherwise, the Company shall be responsible for initiating the process by which Fair Value shall be determined as promptly as practicable following such event, and if the procedures contemplated in connection with obtaining such opinion have not been complied with fully, then any such determination of Fair Value for any purpose of this Warrant (and any such resulting adjustment to the Exercise Price) shall be deemed to be preliminary and subject to adjustment pending full compliance with such procedures. The independent investment banking firm shall be reasonably acceptable to the Company and the holder of this Warrant. If the Company and the holder of this Warrant are unable to agree promptly on an independent investment banking firm, each such party shall each promptly select one independent investment banking firm, which firms shall in turn promptly select a third independent investment banking firm of national recognition. The firm so selected shall determine the fair value of the security, property, assets, business or entity, as the case may be, in question and deliver its opinion in writing to the Company and to such holder. The determination so made shall be conclusive and binding on the Company and the holder of this Warrant. The fees and expenses of any such determination made by the independent investment banking firm selected by such independent banking firms shall be borne by the Company. The Fair Value of the Warrant Shares shall be determined without regard to the fact that the Warrant Shares may constitute a minority ownership interest. Notwithstanding the foregoing, so long as the Voting Common Stock is actively traded on a public market, Fair Value means, with reference to the Warrant Shares, the Current Market Price of the Voting Common Stock as of any date of determination.

    "Initial Holder" means Chemical Bank.

    "Issuable Warrant Shares" means the number of shares of Voting Common Stock issuable (but not issued) from time to time upon exercise of this Warrant.

    "Issued Warrant Shares" means (a) any shares of Voting Common Stock issued from time to time upon exercise of the Warrant, plus (b) any Shares Of Voting Common Stock issued as a stock dividend with respect to such shares or as part of a stock split affecting such shares.

    "Liabilities" means the Company's indebtedness and other liabilities and obligations arising under the Loan Agreement.

    "Loan Agreement" means the Credit Agreement dated as of [May 27], 1994, among the Initial Holder, as Agent, the Company, and the Lenders and Guarantors named therein, as the same may be amended or modified from time to time.

    "Notice of Exercise" means the form of notice of Exercise appearing at the end of this Warrant.

    "Opinion of Counsel" means an opinion of counsel experienced in Securities Act or bank regulatory matters, as the case may be, chosen by the holder of this Warrant or the holder of Issued Warrant Shares, which counsel may be counsel to such holder (including any of such holder's in-house counsel having the appropriate expertise).

    "Other Securities" means any stock and other securities of the Company (other than Participating Stock, Convertible Securities or Stock Purchase Rights) or any other Person which shall become, directly or indirectly, subject to issue or sale upon the conversion, redemption or exchange of any stock or other securities of the Company or which are distributed with respect to any stock or Other Securities of the Company (including, without limitation, as a dividend or a return of capital) or which become subject to subscription, purchase or other acquisition pursuant to any options or rights issued or granted.

    "Participating Stock" means Voting Common Stock, Class A Preferred and Class B Preferred and any class of capital stock of the Company now or hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

    "Payment Shares" has the meaning set forth in Section 2.7 hereof.

    "Person" shall mean any individual, corporation, partnership, company, joint venture, unincorporated organization, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

    "Preferred Stock" means the Class A Preferred and the Class B Preferred.

    "Proposed Purchase Price"  has the meaning set forth in ARTICLE V.

    "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as he same shall be in effect from time to time.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

    "Stock Purchase Rights" means any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Participating Stock or any Convertible Securities.

    "Subsidiary" means any corporation or association (a) more than 50% (by number of votes) of the Voting Stock of which is at the time owned, directly or indirectly (including through possession of convertible or exercisable securities), by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. or any other business entity in which the Company or one or more Subsidiaries or the Company and one or more Subsidiaries owns, directly or indirectly (including through possession of convertible or exercisable securities), more than a 50% interest in either the profits or capital of such business entity or (b) whose net earnings, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with generally accepted accounting principles.

    "Underlying Common Shares" means (i) the Voting Common Stock issued or issuable upon exercise of this Warrant and (ii) any Voting Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of his definition (and its usage in this Warrant), any Person who holds this Warrant shall be deemed to be the holder of the Underlying Common Shares obtainable upon exercise of this Warrant regardless of any restriction or limitation on the exercise of this Warrant. As to any particular shares of Underlying Common Shares, such shares shall cease to be Underlying Common Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

    "Voting Common Stock" means shares of the Company's Common Stock, no par value, any stock into which such stock shall have been changed pursuant to a recapitalization, merger or otherwise or any stock resulting from any reclassification of such stock.

    "Voting Stock" means securities of any class or series of a corporation or association the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation or association.

    "Warrant" means the warrant dated as of Closing Date issued to the Initial Holder for the purchase of Voting Common Stock and all warrants issued upon the partial exercise, transfer or division of or in substitution for any Warrant and all warrants issued pursuant to the last sentence of Section 8.2.

    "Warrant Shares" means the Issuable Warrant Shares plus the
Issued Warrant Shares.

Whenever used in this Warrant, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders, and the words 'herein," "hereof," and "hereunder" and words of similar import shall refer to this instrument as a whole, including any amendments hereto. When the word "including" is used in this Warrant in connection with a listing of items within a particular classification, that listing shall be interpreted as illustrative only and not as a limitation on, or exclusive listing of, the items within that classification.


                                   ARTICLE II

                              EXERCISE OF WARRANT

     2.1 Right to Exercise. On the terms and subject to the conditions of this
ARTICLE II, the holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time and from time to time during the Exercise Period.

     2.2 Manner of Exercise; Issuance of Voting Common Stock. To exercise this Warrant, the holder hereof shall deliver to the Company (a) a Notice of Exercise in the form of Exhibit 2.2 hereto duly executed by the holder hereof specifying the number of shares of Voting Common Stock to be purchased, (b) an amount equal to the aggregate Exercise Price for all shares of Voting Common Stock as to which this Warrant is then being exercised and (c) this Warrant. At the option of the holder hereof, payment of the Exercise Price shall be made by (a) wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (b) by application of the Liabilities as provided in Section 2.6 hereof, (c) by offset of the shares of Voting Common Stock to be received upon exercise of this Warrant in whole or in part as provided in Section 2.7 hereof or (d) by any combination of such methods.

     Upon receipt of the required deliveries, the Company shall, as promptly as practicable, and in any event within five days thereafter, cause to be issued and delivered to the holder hereof (or its nominee) or, subject to ARTICLE V, the transferee designated in the Notice of Exercise, a certificate or certificates representing shares of Voting Common Stock equal in the aggregate to the number of shares of Voting Common Stock specified in the Notice of Exercise (but not exceeding the maximum number of shares issuable upon exercise of this Warrant). Such certificate or certificates shall be registered in the name of the holder hereof (or its nominee) or in the name of such transferee, as the case may be.

     If this Warrant is exercised in part, the Company shall, at the time of delivery of such certificate or certificates, unless the Exercise Period has expired, issue and deliver to the holder hereof or, subject to ARTICLE V, the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holder hereof or such transferee to purchase the aggregate number of shares of Voting Common Stock for which this Warrant shall not have been exercised, and this Warrant shall be canceled.

     2.3 Effectiveness of Exercise. Unless otherwise requested by the holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the older or transferee so designated in the Notice of Exercise shall be deemed to have become the holder of record of such shares for all purposes, as of the close of business on the date the Notice of Exercise, together with payment of the Exercise Price and this Warrant, is received by the Company.

     2.4 Fractional Shares. The Company shall not issue fractional shares of Voting Common Stock or scrip representing fractional shares of Voting Common Stock upon any exercise of this Warrant. As to any fractional share of Voting Common Stock which the holder hereof would otherwise be entitled to purchase from the Company upon such exercise, the Company shall purchase from the holder such fractional share at a price equal to an amount calculated by multiplying such fractional share (calculated to the nearest .001 of a share) by the Fair Value of such share of Voting Common Stock calculated as of the date of the Notice of Exercise. Payment of such amount shall be made at the time of delivery of any certificate or certificates deliverable upon such exercise in cash or by check payable to the order of the holder hereof or, subject to ARTICLE V, the transferee designated in the Notice of Exercise, as the case may be.

     2.5 Continued Validity. The Company will, at the time of any exercise of this Warrant, upon the request of the holder of the shares of Voting Common Stock issued upon the exercise hereof, acknowledge in writing, in form reasonably satisfactory to any such holder, its continuing obligation to afford to any such holder only those rights expressly specified herein to which any such holder shall continue to be entitled after such exercise of this Warrant; provided, however, that if any such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder all such rights.

     2.6 Payment by Application of Liabilities. Upon any exercise of this Warrant, the holder hereof, if such holder is the Initial Holder or an Affiliate of the Initial Holder, may, at its option, instruct the Company, by so specifying in the form of Notice of Exercise submitted therewith, to apply to the payment of the Exercise Price all or any part of the principal amount of the Liabilities, in such order as the Initial Holder may determine.

     2.7 Cashless Exercise. Upon any exercise of this Warrant, in whole or in part, the holder hereof may, at its option, in lieu of delivering the Exercise Price in cash, instruct the Company in the form of Notice of Exercise to retain, in payment of the Exercise Price, a number of Shares of Voting Common Stock (the "Payment Shares") equal to the quotient of the aggregate Exercise Price of the Shares as to which this Warrant is then being exercised divided by the Current Market Price of such shares as of the date of exercise, and to deduct the number of Payment Shares from he shares to be delivered to the holder hereof.

                                   ARTICLE 3

                      REGISTRATION, TRANSFER AND EXCHANGE

     3.1 Maintenance of Registration Books. The Company shall keep at its principal office in Gibbsboro, New Jersey a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration, transfer and exchange of this Warrant. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, or except as required by applicable law, close such register so as to result in preventing or delaying the exercise or transfer of this Warrant.

     3.2 Transfer and Exchange. Upon surrender for registration of transfer of this Warrant at such office, the Company shall execute and deliver, subject to
ARTICLE V, in the name of the designated transferee or transferees, one or more new Warrants representing the right to purchase a like aggregate number of shares of Class A Preferred. At the option of the holder hereof, this Warrant may be exchanged for other Warrants representing the right to purchase a like aggregate number of shares of Voting Common Stock upon surrender of this Warrant at such office. Whenever this Warrant is so surrendered for exchange, the Company shall execute and deliver the Warrants which the holder making the exchange is entitled to receive.

     Every Warrant presented or surrendered for registration of transfer or exchange shall be accompanied by an Assignment duly executed by the holder thereof or its attorney duly authorized in writing.

     All Warrants issued upon any registration of transfer or exchange of a Warrant shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits, as the Warrant surrendered upon such registration of transfer or exchange.

     3.3 Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of any such loss, theft or destruction upon delivery of indemnity reasonably satisfactory to the Company in form and amount or (b) in the case of any such mutilation, upon surrender of such Warrant for cancellation at the principal office of the Company, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant.

     3.4 Ownership. The Company and any agent of the Company may treat the Person in whose name this Warrant is registered on the register kept at the principal office of the Company as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of this Warrant for all purposes notwithstanding any notice to the contrary. This Warrant, if properly assigned. may be exercised by a new holder without first having a new Warrant issued.

                                   ARTICLE 4

                            ANTIDILUTION PROVISIONS

     4.1 Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.2, the holder hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Voting Common Stock (calculated to the nearest 1/1OOth of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Voting Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

     4.2 Adjustment of Exercise Price. In addition to any adjustment required under the provisions of Section 8.2 below. the Exercise Price shall be subject to adjustment from time to time as hereinafter set forth.

         (a) Stock Dividends, Subdivisions and Combinations. In the event that the Company subsequent to the Closing Date shall:

             (i) declare a dividend upon, or make any distribution in respect of, any of its stock, payable in Participating Stock, Convertible Securities or Stock Purchase Rights, or

             (ii) subdivide its outstanding shares of any class of Participating Stock into a larger number of shares of such class of Participating Stock, or

             (iii) combine its outstanding shares of any class of Participating Stock into a smaller number of shares of any class of Participating Stock, then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price per share of Voting Common Stock immediately prior to such event by a fraction (A) the numerator of which shall be the total number of Common Equivalent Shares Deemed Outstanding immediately prior to such event, and (B) the denominator of which shall be the total number of Common Equivalent Shares Deemed Outstanding immediately after such event.

         (b) Issuance of Additional Shares of Participating Stock. In case the Company shall issue or sell any shares of Participating Stock after the Closing Date for a consideration less than the greater of (i) the Exercise Price per share then in effect or (ii) the then Fair Value per share, the Exercise Price upon each such issuance or sale shall be adjusted (to the nearest one-thousandth of a cent) to the lowest price calculated pursuant to clauses (x) and (y) of this Subsection (b) and shall be determined by:

             (i) dividing (A) an amount equal to the sum of (1) the number of Common Equivalent Shares Deemed Outstanding immediately prior to such issue or sale multiplied by the then existing Exercise Price plus (2) the aggregate consideration, if any, received by the Company upon such issue or sale, by (B) the total number of Common Equivalent Shares Deemed Outstanding immediately after such issue or sale; or

             (ii) multiplying the then existing Exercise Price by a fraction the numerator of which is (A) the sum of (1) the number of shares of Common Equivalent Shares Deemed Outstanding immediately prior to such issue or sale multiplied by the Fair Value per share of Participating Stock immediately prior to such issue or sale plus (2) the consideration received by the Company upon such issue or sale, by (B) the total number of shares of Common Equivalent Shares Deemed Outstanding immediately after such issue or sale, and the denominator of which shall be the Fair Value per share of Participating Stock immediately prior to such issue or sale.

For purposes of this Subsection (b). the date as of which the Fair Value per share of Participating Stock shall be computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such shares (so long as such contract fixes the price for such shares) or (ii) the date on which the Company shall issue such shares.

    The provisions of this Subsection (b) shall not apply to any additional shares of Participating Stock which are distributed to holders of Participating Stock pursuant to a stock dividend or subdivision for which an adjustment is provided for under Subsection (a) of this Section 4.2. No adjustment of the Exercise Price shall be made under this Subsection upon the issuance of any additional shares of Participating Stock which are issued pursuant to the exercise of any Stock Purchase Rights or pursuant to the conversion or exchange of any Convertible Securities to the extent that such adjustment shall previously have been made upon the issuance of such Stock Purchase Rights or Convertible Securities pursuant to Subsection (a), (c) or (d) of this Section 4.2.

         (c) Issuance of Stock Purchase Rights. In case the Company shall issue or sell any Stock Purchase Rights and the consideration per share for which additional shares of Participating Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the greater of (i) the Exercise Price per share then in effect or (ii) the then Fair Value per share, the Exercise Price shall be adjusted as provided in Subsection (b) of this Section 4.2 on the basis that (x) the maximum number of additional shares of Participating Stock issuable upon exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities following such exercise) shall be deemed to have been issued as of the date of the determination of the Exercise Price or Fair Value, as hereinafter provided, and
(y) the aggregate consideration received for such additional shares of Participating Stock shall be deemed to be the minimum consideration received and receivable by the Company in connection with the issuance and exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities).

For the purposes of this Subsection (c), the date as of which the Exercise Price and the Fair Value per share of Participating Stock shall be Computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Stock Purchase Rights (so long as such contract fixes the price for such Stock Purchase Rights). or (ii) the date of actual issuance of such Stock Purchase Rights.

         (d) Issuance of Convertible Securities. In case the Company shall issue or sell any Convertible Securities and the consideration per share for which additional shares of Participating Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the greater of (i) the Exercise Price per share then in effect or (ii) the Fair Value per share, the Exercise Price shall be adjusted as provided in Subsection
(b) of this Section 4.2 on the basis that (x) the maximum number of additional shares of Participating Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Exercise Price or Fair Value, as hereinafter provided, and (y) the aggregate consideration received for such additional shares of Participating Stock shall be deemed to be equal to the minimum consideration received and receivable by the Company in connection with the issuance and exercise of such Convertible Securities. No adjustment of the Exercise Price shall be made under this Subsection upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any Stock Purchase Rights, if an adjustment shall previously have been made upon the issuance of such Stock Purchase Rights pursuant to Subsection (c) of this
Section 4.2.

For the purposes of this Subsection (d), the date as of which the Exercise Price and the Fair Value per share of Participating Stock shall be computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Convertible Securities (so long as such contract fixes the price for such Convertible Securities), or (ii) the date of actual issuance of such Convertible Securities.

         (e) Minimum Adjustment. In the event any adjustment of the Exercise Price pursuant to this Section 4.2 shall result in an adjustment of less than $.O1 per share of Voting Common Stock, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forwards shall amount to $.O1 or more per share of Voting Common Stock; provided, however, that upon any adjustment of the Exercise Price resulting from (i) the declaration of a dividend upon, or the making of any distribution in respect of, any stock of the Company payable in Participating Stock, Stock Purchase Rights or Convertible Securities or (ii) the reclassification by subdivision, combination or otherwise, of Participating Stock into a greater or smaller number of shares, the foregoing figure of $.01 per share (or such figure as last adjusted) shall be proportionately adjusted, and provided, further, upon the exercise of this Warrant, the Company shall make all necessary adjustments (to the nearest .001 of a cent) not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

         (f) Readjustment of Exercise Price. In the event there is a change in (i) the purchase price payable for any Stock Purchase Rights or Convertible Securities referred to in Subsection (c) or (d) above, (ii) the additional consideration, if any, payable upon exercise of such Stock purchase Rights or upon the conversion or exchange of such Convertible Securities or (iii) the rate at which any Convertible securities above are convertible into or exchangeable for additional shares of Participating Stock, the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such Stock Purchase Rights not exercised or of any such right to convert or exchange under any such Convertible Securities not exercised, the Exercise Price then in effect hereunder shall forthwith be increased to the Exercise price which would have been in effect at the time of such expiration or termination had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Exercise Price pursuant to this Subsection (f) shall have the effect of increasing the Exercise price by an amount in excess of the adjustment originally made to the Exercise Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities.

         (g) Reorganization, Reclassification or Recapitalization of Company. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in Subsection (a) of this Section 4.2), or in case of the consolidation or merger of the Company with or into another corporation, or in case of the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the number of shares of Voting Common Stock theretofore deliverable, as appropriate) the number of shares of stock or other securities or property to which the holder of the number of shares of Voting Common Stock which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such capital reorganization or reclassification of capital stock, consolidation, merger or sale, and at the same aggregate Exercise Price.

     Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions herein set forth satisfactory to the holder of this Warrant so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of this Warrant. Any such adjustment shall be made by and set forth in a supplemental agreement between the Company and/or the successor entity, as applicable, which agreement shall bind each such entity, shall be accompanied by an opinion of counsel as to the enforceability of such agreement and shall be approved by the holder of this Warrant.

         (h) Dilution in Case of Other Securities. In case any Other Securities shall be issued, sold or distributed or shall become subject to issuance, sale or distribution by the Company or by any other issuer or Person, including, without limitation, in connection with a transaction of the type described in Subsection (g) above, for a consideration such as to dilute, within the standards established in the other provisions of this ARTICLE IV, the purchase rights granted by this Warrant, then, and in each such case, the computations, adjustments and readjustments provided for in this ARTICLE IV with respect to the Exercise Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon he exercise of this Warrant, so as to protect the holders of the Warrant against the effect of such dilution.


         (i) Other Dilutive Events. In case any event shall occur as to which the other provisions of this ARTICLE IV are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this ARTICLE IV, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of this Warrant and shall make the adjustments described therein. The foregoing shall include, without limitation, the issuance by the Company of so-called phantom stock, stock appreciation rights or similar interests or the issuance of any security or instrument which contemplates payments to the holder thereof based on the financial performance of the Company.

         (j) Determination of Consideration. For purposes of this ARTICLE IV, the consideration received or receivable by the Company for the issuance, sale, grant or assumption of additional shares of Participating Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

             (1) Cash Payment. In the case of cash, the gross amount received by the Company without deduction of any accrued interest, dividends or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the Company.

             (2) Securities or Other Property. In the case of securities or other property, at the lesser of (i) the Current Market Price of the security for which such consideration was received, and (ii) the Fair Value of such consideration (in both cases as of the date immediately preceding the issuance, sale or grant in question); provided, however, that in the event Participating Stock is issued exchange for securities or other property in connection with the acquisition of the stock or other interests or assets of another business, the Current Market Price of the security for which such consideration was received shall be deemed, for purposes of this subsection, to equal the Fair Value of such consideration received so long as (x) the Company is subject to the reporting requirements of Section 12 or Section 15(d) of the Securities Exchange Act, (y) the Company receives from an independent investment banking firm reasonably acceptable to the holder of this Warrant a favorable fairness opinion with respect to the consideration paid by the Company (i.e., the amount of Participating Stock issued by the Company) in connection with such acquisition, and (z) no officer or director of the Company or any of such officer's or director's family members or any entity controlled by such officer or director shall own or control any securities of the acquisition target.

             (3) Allocation Related to Participating Stock. In the event additional shares of Participating Stock are issued or sold together with other securities or other assets of the Company for a consideration which covers both, the consideration received (computed as provided in (l) and (2) above) shall be allocable to such additional shares of Participating Stock as determined in good faith by the Board of Directors of the Company.

             (4) Allocation Related to Stock Purchase Rights and Convertible Securities. In case any Stock Purchase Rights or Convertible Securities shall be issued or sold together with other securities or other assets of the Company, together comprising one integral transaction in which no specific consideration is allocated to the Stock Purchase Rights or Convertible Securities, such Stock Purchase Rights or Convertible Securities shall be deemed to have been issued at Fair Value.

             (5) Dividends in Securities: Public Offering. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than Participating Stock) payable in either case in Participating Stock, Convertible Securities or Stock Purchase Rights, such Participating Stock, Convertible Securities or Stock Purchase Rights, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration. In case the Company issues Participating Stock in a public offering, the amount received by the Company in connection with such sale of Participating Stock shall be deemed to be the Fair Value of such Participating Stock so long as (x) the Company is subject to the reporting requirements of Section 12 or Section 15(d) of the Securities Exchange Act, (y) the Company received from an independent investment banking firm reasonably acceptable to the holder of this Warrant a favorable fairness opinion with respect to the offering price of such Participating Stock or the offering was an underwritten offering, and (z) no officer or director of the Company or any of such officer's or director's family members or any entity controlled by such officer or director acquires Participating Stock in such offering.

             (6) Stock Purchase Rights and Convertible Securities. The consideration for which shares of Participating Stock shall be deemed to be issued upon the issuance of any Stock Purchase Rights or Convertible Securities shall be determined by dividing (i) the total consideration, if any, received or receivable by the Company as consideration for the granting of such Stock Purchase Rights or the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Stock Purchase Rights, or, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon he conversion or exchange thereof, in each case after deducting any accrued interest, dividends. or any expenses paid or incurred or any underwriting commissions or concessions paid or allowed by the Company, by (ii) the maximum number of shares of Participating Stock issuable upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of all such convertible Securities.

            (7) Merger, Consolidation or Sale of Assets. In case any shares of Participating Stock or Convertible Securities or any Stock Purchase Rights shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets and business of the nonsurviving corporation as shall be attributable to such Participating Stock, Convertible Securities or Stock Purchase Rights, as the case may be. In the event of any merger or consolidation of the Company in which the Company is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Participating Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Exercise Price, the determination of the number of shares of Voting Common Stock issuable upon exercise of this Warrant immediately prior to such merger, consolidation or sale, for the purposes of Subsection (g) above, shall be made after giving effect to such adjustment of the Exercise Price.

         (k) Record Date. In case the Company shall take a record of the holders of the Participating Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Participating Stock, Stock Purchase Rights or in Convertible Securities or (ii) to subscribe for or purchase Participating Stock, Stock Purchase Rights or Convertible Securities, then all references in this ARTICLE IV to the date of the issue or sale of the shares of Participating Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date.

         (l) Shares Outstanding. The number of shares of Participating Stock deemed to be outstanding at any given time shall not include shares of Participating Stock in the treasury of the Company or held by any Subsidiary.

         (m) Maximum Exercise Price. At no time shall the Exercise Price per share of Voting Common Stock exceed the amount set forth in the Preamble of this Warrant except as provided in Subsection (a) or (g) of this Section 4.2.

         (n) Application. Except as otherwise provided herein, all Subsections of this Section 4.2 are intended to operate independently of one another. If an event occurs that requires the application of more than one Subsection, all applicable Subsections shall be given independent effect.

         (o) No Adjustments under Certain Circumstances. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Exercise Price in the case of:

             (i) the issuance of shares of Voting Common Stock upon the exercise in whole or part of this Warrant; or

             (ii) the issuance of shares of Participating Stock pursuant to a rights offering in which the holder hereof elects to participate under the provisions of Article XI;

             (iii) the issuance of shares of Voting Common Stock upon the exercise of any Stock Purchase Rights issued by the Company prior to the Closing Date which are outstanding as of the Closing Date; or

             (iv) the issuance of options to purchase Voting Common Stock to participants in the Company's stock option plans in existence on the date hereof, so long as the exercise price under such options is equal to or greater than the Fair Value of the Voting Common Stock.

4.3  Certificates and Notices.

         (a)  Adjustments to Exercise Price.  Upon any adjustment under this
ARTICLE IV of the number of shares of Voting Common Stock purchasable upon exercise of this Warrant or of the Exercise Price, a certificate, signed (i) by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, or (ii) by any independent firm of certified public accountants of recognized national standing selected by, and at the expense of, the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to the holder of this Warrant specifying the adjusted Exercise Price and the number of shares of Voting Common Stock purchasable upon exercise of such holder's Warrant after giving effect to such adjustment. The certificate of any independent firm of certified public accountants of recognized national standing selected by the Board of Directors of the Company shall be conclusive evidence of the correctness of any computation made under ARTICLE IV.

         (b) Extraordinary Corporate Events. In case the Company after the date hereof shall propose to (i) pay any dividend payable in stock to the holders of shares of Participating Stock or to make any other Distribution to the holders of shares of Participating Stock, (ii) offer to the holders of shares of Participating Stock rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options or (iii) effect any reclassification of the Participating Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Participating Stock), or any capital reorganization or any consolidation or merger (other than a merger in which no distribution of securities or other property is to be made to holders of shares of participating Stock), or any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, or the liquidation. dissolution or winding up of the Company, then, in each such case, the Company shall mail to the holder of this Warrant notice of such proposed action, which shall specify the date on which the stock transfer books of the Company shall close, or a record shall be taken, for determining the holders of Participating Stock entitled to receive such stock dividends or other Distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders of Participating Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Subject to the Company's obligations under applicable law and applicable stock exchange rules and regulations, such notice shall be mailed in the case of any action covered by clause (i) or (ii) above at least ten (10) days prior to the record date for determining holders of Participating Stock for purposes of receiving such payment or offer, or in the case of any action covered by clause (iii) above at least thirty (30) days prior to the date upon which such action takes place and twenty (20) days prior to any record date to determine holders of Participating Stock entitled to receive such securities or other property.

         (c) Effect of Failure. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice pursuant to this
Section 4.3 shall not affect the legality or validity of the adjustment of the Exercise Price or the number of shares purchasable upon exercise of this Warrant, or any transaction giving rise thereto.

                                   ARTICLE V
                            RESTRICTIONS ON TRANSFER

     5.1 Transfer Restrictions. Neither this Warrant, the shares of Voting Common Stock issuable upon exercise hereof, nor any shares of Voting Stock of the Company (including any Voting Stock issuable pursuant to any warrants, options, convertible securities or other rights) issued pursuant to the terms of this Warrant shall be transferable except (a) to a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the holder hereof (so long as the principal operations of such transferee (without regard to any subsidiary thereof) are not in direct competition with the Company on the date of such transfer), (b) to a successor corporation to the holder hereof as a result of a merger or consolidation with, or sale of all or substantially all of the assets of, the holder hereof, (c) as is or may be required by the holder hereof to comply with any Federal or state law or any rule or regulation of any governmental or public body or authority, (d) on thirty (30) days prior written notice to the Company for a period of ninety (90) days immediately following the date of such notice, to any other Person, (e) in a public offerings pursuant to an effective registration statement under the Securities Act, (f) to any banking institution, insurance company, commercial finance company or other institutional lender which is an assignee or transferee of or participant in all or any portion of the rights of the Initial Holder or its Affiliates pursuant to the Loan Agreement, or (g) in a single transaction to an independent third party who acquires a majority of the Voting Stock of the Company without regard to this Warrant.

     Any notice given pursuant to Subsection (d) of the immediately preceding paragraph by the holder hereof or of any shares of Voting Common Stock or Voting Stock of the Company referred to therein shall contain (i) the name and address of the proposed bona fide purchaser, (ii) the proposed purchase price ("Proposed Purchase Price"), (iii) the number of shares of Participating Stock or Voting Stock proposed to be sold or subject to or issuable pursuant to the portion of this Warrant proposed to be sold and (iv) a brief description of such proposed transfer. At any time during the twenty (20) days following the receipt of such notice, the Company shall have the right to acquire this Warrant (or portion thereof) or the shares of Participating Stock or Voting Stock described in such notice for an amount equal to the Proposed Purchase Price. In the event (a) the proposed transaction involves the exercise of this Warrant (in whole or part) incident to the sale of Participating Stock and (b) the Company exercises its right set forth in the immediately preceding sentence to acquire all or a portion of such Participating Stock, the holder selling such Participating Stock may elect to sell to the Company that portion of this Warrant which such holder intended to exercise incident to such sale for an amount equal to the Proposed Purchase Price less an amount equal to Exercise Price of the portion of the Warrant being sold to the Company.

     The restrictions contained in this Section 5.1 upon the transferability of this Warrant, or of Issuable Warrant Shares or Issued Warrant Shares, shall cease upon the transfer of such securities pursuant to the subsection (d), (e) or (g) of Section 5.1.

     The conditions contained in the following Sections 5.2 and 5.3 of this
ARTICLE V are intended to ensure compliance with the Securities Act in respect of the transfer of this Warrant or Participating Stock issuable upon the exercise hereof. Reference in Sections 5.2 and 5.3 of this ARTICLE V to shares of Participating Stock issuable upon the exercises of this Warrant includes shares of Participating Stock theretofore issued upon the exercise of the Warrant or otherwise which are then evidenced by certificates required to bear the legend set forth in Section 5.3.

     5.2 Notice of Proposed Transfer: Registration Not Required. The holder hereof or the holder of any shares of Participating Stock issuable upon the exercise of this Warrant, by acceptance hereof or thereof, agrees to give written notice to the Company, prior to any transfer of this Warrant, such shares of Participation Stock or any portion hereof or thereof, of its intention to make such transfer as required by Subsection 5.1(d).

     Such holder shall request an Opinion of Counsel (which shall be rendered by counsel reasonably acceptable to the Company) that the proposed transfer may be effected without registration or qualification under any Federal or state securities or blue sky law. Counsel shall, as promptly as practicable, notify the Company and the holder of such opinion and of the terms and conditions, if any, to be observed in such transfer, whereupon the holder shall be entitled to transfer this Warrant or such shares of

Participating Stock (or portion thereof), in the event the Company does not exercise its option to purchase this Warrant or such shares, after the expiration of a twenty (20) day period in accordance with the terms of the notice delivered to the Company. In the event this Warrant shall be exercised as an incident to such transfer, such exercise shall relate back and for all purposes of this Warrant be deemed to have occurred as of the date of such notice regardless of delays incurred by reason of the provisions of Section 5.2 or 5.3 of this ARTICLE V which may result in the actual exercise on any later date.

     Notwithstanding the provisions of the foregoing paragraph, the holder hereof or the holder of any shares of Participating Stock issuable upon the exercise hereof shall be permitted to transfer this Warrant or any such shares of Participating Stock without obtaining an Opinion of Counsel to a limited number of institutional holders, provided that (i) each such holder represents in writing that it is acquiring such securities for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such holder) and (ii) each such holder agrees in writing to be bound by all the restrictions on transfer contained in Sections 5.2 and 5.3 of this ARTICLE V.

     5.3 Legend on Warrants and Certificates. Each Warrant shall bear a legend in substantially the following form:

         "This Warrant and any shares of Voting Common Stock issuable upon the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, and neither this Warrant nor any such shares may be transferred in the absence of such registration or an exemption therefrom under such Act."

     In case any shares are issued upon the exercise in whole or in part of this Warrant or are thereafter transferred, in either case under such circumstances that no registration under the Securities Act is required, each certificate representing such shares shall bear on the face thereof the following legend:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and any transfer thereof is subject to the conditions specified in the Warrant dated as of May 27, 1994 originally issued by MedQuist Inc. (the "Company") to Chemical Bank to purchase shares of Voting Common Stock, no par value, of the Company. A copy of the form of such Warrant is on file with the Secretary of the Company at 20 East Clementon Road, Gibbsboro, New Jersey, and will be furnished without charge by the Company to the holder of this certificate upon written request to the Secretary of the Company at such address."

     The restrictions imposed under Sections 5.2 and 5.3 of this ARTICLE V upon the transferability of this Warrant, or of Issuable Warrant Shares or Issued Warrant Shares, shall cease when (a) a registration statement covering such Issuable Warrant Shares or Issued Warrant Shares becomes effective under the Securities Act or (b) the Company receives an Opinion of Counsel that such restrictions are no longer required in order to ensure compliance with the Securities Act. When such restrictions terminate, the Company shall, or shall instruct its transfer agent and registrar to, issue new certificates in the name of the holder not bearing the legends required under Section 5.3.

                                   ARTICLE VI
                    PARTICIPATION IN CORPORATE DISTRIBUTIONS

     6.1 Company's Obligation to Make Payments. If the Company declares or pays a dividend upon the Participating Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Participating Stock (a "Liquidating Dividend"), then the Company shall pay to the holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such holder on the Voting Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Participating Stock entitled to such dividends are to be determined; provided that if the Liquidating Dividends consist of voting securities, the Company shall make available to the holder of this Warrant, at such holder's request, Liquidating Dividends consisting of non-voting securities which are otherwise identical to the Liquidating Dividends consisting of voting securities and which non-voting securities are convertible into such voting securities on the same terms as the Class A Preferred is convertible into Voting Common Stock.

                                  ARTICLE VII

                            [INTENTIONALLY OMITTED]

                                  ARTICLE VIII


                       FINANCIAL AND BUSINESS INFORMATION

     8.1 Information. The Company shall deliver to the Initial Holder and each holder of at least 10% of the Underlying Common Shares: (a) copies of all financial statements and reports of or relating to the Company as are delivered to its shareholders generally, and (b) copies of all reports, registration statements and proxy statements filed with the Commission.

     8.2 Adjustments for Restatements of Certain Financial Data. The Company hereby acknowledges that the initial number of shares issuable upon exercise of this Warrant was calculated based upon the representation of the Company that the capitalization of the Company is as set forth In Section 9.3 below and that the number of shares of Voting Common Stock outstanding on a fully diluted basis (including the Issuable Warrant Shares) as of the Closing Date was 3,642,193 shares. If for any reason it shall hereafter be determined that the actual number of shares of Voting Common Stock outstanding on a fully diluted basis as of the Closing Date was different from the foregoing, the holder of this Warrant, Issuable Warrant Shares and Issued Warrant Shares may notify the Company of such determination and if the Company does not dispute the same, the Company shall forthwith reissue this Warrant with appropriate adjustments in the initial number of shares issuable upon the exercise hereof or issue a new warrant representing the amount of such adjustment if any such Person no longer holds the Warrant.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company hereby represents and warrants to the Initial Holder and each subsequent holder of this Warrant that as of the Closing Date:

     9.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Other than those licenses, permits and authorizations, and foreign jurisdiction qualifications, relating to the operation of the business of Transcriptions (as defined in the Loan Agreement) which have not been obtained by, or assigned to on, the Closing Date and which the Company will use its best efforts to obtain as soon as practicable after the Closing Date, the Company has all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is duly qualified to do business as a foreign corporation in each state or country, if any, in which failure to qualify would have a material adverse effect on the operations, properties, financial conditions, operating results or business prospects of the Company and its Subsidiaries taken as a whole. The Company has provided the Initial Holder with true and correct copies of its certificate of incorporation and bylaws.

     9.2 Corporate Power; Binding Effect: Authorization, Governmental Approvals. The Company has the requisite corporate power and authority to execute, deliver and carry out the transactions contemplated by this Warrant. The Warrant and all other instruments and agreements contemplated hereby to which the Company is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, and all such obligations of the Company are enforceable in accordance with their respective terms. The execution, issuance and delivery of this Warrant and the issuance of the Voting Common Stock upon exercise hereof, and the execution, delivery and performance of all other instruments, documents and agreements contemplated or required by the provisions hereof to be executed and delivered by the Company
(i) has each been duly authorized by all necessary corporate action on the part of the Company, (ii) except as set forth on Exhibit 9, does not require any authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court, governmental or quasi-governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including, without limitation, the National Association of Securities Dealers. Inc.), or the shareholders of the Company, and (iii) shall not (A) conflict with, (B) result in a breach of, (C) constitute a default under, or (D) result in the creation or imposition of any lien under, any of the terms, conditions or provisions of (1) the certificate of incorporation or bylaws of the Company or of any of its Subsidiaries, (2) any law or any regulation, order, writ, injunction or decree of any court or governmental court, governmental or quasi-governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including, without limitation, the National Association of Securities Dealers, Inc.), or (3) any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound.

     9.3  Capital Stock.

         (a) As of the Closing Date and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 5,000,000 shares of preferred stock, of which 577,361 shares shall be designated as Class A Preferred (of which no shares are issued and outstanding and 577,361 shares have been reserved for issuance) and 422,639 shares shall be designated as Class B Preferred (of which no shares are issued and outstanding and 422,639 shares have been reserved for issuance), and (b) 20,000,000 shares of Voting Common Stock (of which 2,231,360 shares shall be issued and outstanding and 115,000 shares are reserved for issuance upon exercise of this Warrant). As of the Closing Date, neither the Company nor any of its Subsidiaries shall have outstanding any Convertible Securities or Stock Purchase Rights, except as set forth on Exhibit 9.

     9.4 Validity of Shares. When issued upon the exercise of this Warrant, and paid for, as contemplated herein. shares of Participating Stock will have been validly issued and will be fully paid and nonassessable.


                                   ARTICLE X

                        VARIOUS COVENANTS OF THE COMPANY

     10.1 Certain Covenants. The Company shall not by any action including, without limitation, amending its certificate of incorporation. any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect against impairment of the rights and relative priority of the holder hereof, the holders of the Issuable Warrant Shares or the holders of the Issued Warrant Shares. Without limiting the generality of the foregoing, the Company will:

         (a) not increase the par value of any shares of Issuable Warrant Shares above the then effective Exercise Price,

         (b) take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Voting Common Stock upon the exercise of this Warrant,

         (c) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant,

         (d) not enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary's officers, directors, employees or Affiliates or any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns a beneficial interest, except for normal employment arrangements and benefit programs on reasonable terms and except pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms which are no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate of the Company, and

         (e) subject to its obligations under applicable law and securities exchange rules and regulations, cooperate with the holder hereof and of Issued Warrant Shares by using its best efforts to supply such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of this Warrant or such Issued Warrant Shares,

         (f) at all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and promptly furnish to the holders a written statement as to the status of its filing requirements of the Commission under the Securities Exchange Act, and

         (g) not (i) sell, transfer, assign or otherwise convey any material portion of the Transcriptions Assets (as defined in the Loan Agreement) unless such assets are promptly replaced with assets of substantially equal or greater value or utility, or (ii) sell, transfer, assign or otherwise convey, or permit MedQuist Transcriptions, Inc. to issue, any shares of the capital stock of MedQuist Transcriptions, Inc., and

         (h) not (i) amend the Articles of Incorporation of the Company to create capital stock having supermajority voting rights or (ii) issue any capital stock having supermajority voting rights.

     The covenants contained in Subsections (e) and (f) shall survive the exercise of this Warrant in full.

     10.2 Reservation of Participating Stock: Compliance with Laws. The Company will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, a number of shares of Voting Common Stock equal to the number of shares of Voting Common Stock upon the exercise of this Warrant. All such shares of Voting Common Stock shall be duly authorized and, when issued upon exercise of, and paid for in accordance with, this Warrant, shall be validly issued and fully paid and non-assessable with no liability on the part of the holders thereof. The Company shall take all such actions as may be necessary to assure that all such shares of Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Voting Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

     10.3 Listing on Securities Exchange. If the Company shall list any shares of Participating Stock on any securities exchange it will, at its expense, list thereon, maintain and increase when necessary such listing of, all Issued Warrant Shares and, to the extent permissible under the applicable securities exchange rules, all Issuable Warrant Shares, so long as any shares of Participating Stock shall be so listed. The Company will also so list on each securities exchange, and will maintain such listing of, any other securities which the holder of this Warrant shall be entitled to receive upon the exercise thereof if at the time any securities of the same class shall be listed on such securities exchange by the Company.

     10.4 Indemnification. The Company shall indemnify, save and hold harmless the holder of this Warrant or the Issued Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from an Event of Default. Any amounts owing hereunder or otherwise as provided in this Warrant shall be payable upon demand. If the Company fails to pay when due any amounts owing hereunder or otherwise as provided in this Warrant, the Company shall pay to the holder of this Warrant or the Issued Warrant Shares (a) interest at the Default Rate on any amounts not paid when due and owing to such holder and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees and expenses incurred by such holder in collecting any amounts due hereunder.

     10.5 Regulatory Compliance Cooperation. Notwithstanding any other provision of this Warrant, the Company will not, without the written consent of each holder hereof and the holders of shares of Participating Stock issuable hereunder, redeem, purchase or otherwise acquire, directly or indirectly, or convert or take any action with respect to the voting rights of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock, so as to increase the proportion of the Company's Voting Stock which this Warrant entitles the holder to purchase or which the holder of shares of Participating Stock issuable hereunder then owns. A holder may withhold such consent if, in an Opinion of Counsel, after giving effect tO such action, the holder would have a "Regulatory Problem" (as defined below). In addition, the Company will not be a party to any merger, consolidation, recapitalization or other transaction pursuant to which the holder hereof or a holder of shares of Participating Stock issuable hereunder would be required to take any voting securities, or any securities convertible into voting securities, which might reasonably be expected to cause such holder to have a Regulatory Problem. For purposes of this paragraph, a Person will be deemed to have a "Regulatory Problem" when such Person or such Person's affiliates would own, control or have power, directly or indirectly, over a greater quantity of securities of any kind issued by the Company than is permitted under any requirement of any governmental authority binding on such Person. In connection with any transfer of this Warrant or the Warrant Shares, the Company agrees to execute and deliver such documents, instruments and certificates as the holder of this Warrant or the Warrant Shares reasonably requests so that such holder may comply with applicable law.


                                   ARTICLE XI

                            [INTENTIONALLY OMITTED]


                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Holder Not a Stockholder. Prior to the exercise of this Warrant as hereinbefore provided, the holder hereof shall not be entitled to any of the rights of a stockholder of the Company including, without limitation, the right as a stockholder to (a) vote on or consent to any proposed action of the Company or (b) receive (i) dividends or any other distributions made to stockholders (except as provided in Article VI hereof ), (ii) notice of or attend any meetings of stockholders of the Company or (iii) notice of any other proceedings of the Company (except as provided in ARTICLE IV).

     12.2 Like Tenor. All Warrants shall at all times be identical, except as to the Preamble.

     12.3 Modifications, Amendments or Waivers.

         (a) The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and the Initial Holder (or any permitted transferee of all of the Warrants); provided, however, if the Initial Holder is no longer a holder of such amendment, modification or waiver shall, without the written consent of the holders of a majority of the Warrants at the time outstanding, (a) change the number of shares of Voting Common Stock subject to purchase upon exercise of this Warrant, the Exercise Price or provisions for payment thereof or (b) amend, modify or waive the provisions of this Section or Article IV. Any such amendment, modification or waiver effected pursuant to this Section shall be binding upon the holders of all Warrants and Warrant Shares, upon each future holder thereof and upon the Company. In the event of any such amendment, modification or waiver the Company shall give prompt notice thereof to all holders of Warrants and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

     12.4 No Implied Waivers; Writing Required. No delay or failure of any Person in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character relating to this Warrant must be in writing and shall be effective only to the extent in such writing specifically set forth.

     l2.5 Remedies. The rights and remedies hereunder of the holder of the Warrant Shares are cumulative and not exclusive of any rights or remedies which such holder would otherwise have. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     12.6 Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, the holder hereof and (to the extent provided herein) the holders of Issued Warrant Shares, and shall be enforceable by any such holder.

     12.7 Reimbursement of Expenses; Taxes. The Company agrees upon demand to pay or reimburse the holders of this Warrant or the Issued Warrant Shares for all reasonable out-of-pocket expenses, including fees and expenses of counsel, from time to time (a) arising in connection with the preparation and execution of this Warrant and all other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, and (c) arising in connection with the enforcement of this Warrant and all other agreements to be delivered hereunder. The Company shall pay all expenses in connection with, and all taxes (other than stock transfer taxes) and other governmental charges that may be imposed in respect of, the issue, sale and delivery of (a) the Warrant or (b) the Issued Warrant Shares.

     12.8 Notices. All notices and other communications given to or made upon any party hereto in connection with this Warrant shall, except as otherwise expressly herein provided, be in writing (including telexed or telegraphic communication) telexed, sent by telecopy or delivered by hand or by reputable overnight courier service to (a) the holder of this Warrant or Issued Warrant Shares at its last known address appearing on the books of the Company maintained for such purpose or (b) the Company at its principal office at 20 East Clementon Road, Gibbsboro, New Jersey 08026 Attention: President, or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; one business day after deposit with a reputable courier service, delivery charges prepaid; in the case of telex, when received; or in the case of telecopy, upon telephonic confirmation of receipt (followed by deposit of hard copy in first class mail, postage prepaid).

     12.9 Survival. All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive indefinitely the execution and delivery of this Warrant and the issuance of Issued Warrant Shares.

     12.10 Governing Law. This Warrant and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided that the corporate law of New Jersey shall govern all issues concerning the relative right of the Company and its stockholders.

     12.11 Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Warrant.

     12.12 Headings. Article, Section and Subsection headings in this Warrant are included for convenience of reference only and shall not constitute a part of this Warrant for any other purpose.

     12.13 Notice of Expiration; Extension of Time. The Company will give the holder of this Warrant no less than six (6) months nor more than nine (9) months notice of the expiration of the right to exercise this Warrant. The right to exercise this Warrant shall expire at the termination of the Exercise Period, unless the Company shall fail to give such notice as aforesaid, in which event the right to exercise this Warrant shall not expire until 5 P.M., New York Time, on a date six (6) months after the date on which the Company shall give the holder hereof notice of the expiration of the right to exercise this Warrant. Whenever any dispute shall exist under any provision of this Warrant, the Exercise Period shall be automatically extended for a period of time equal to the period of time which it takes to resolve such dispute, and if any other rights benefiting the holder of this Warrant would expire during the period of time which it takes to resolve such dispute, then the relevant time period for the exercise of such rights shall be similarly extended so that the holder is not prejudiced by any delay in resolving the dispute.

     12.14 Original Issue Discount. Under both generally accepted accounting principles and the regulations of the Internal Revenue Service, the issuance of Notes (as defined in the Loan Agreement) and this Warrant to the Initial Holder, for an aggregate purchase price equal to the principal amount of such Notes, will result in the creation of "original issue discount" on such Notes (which original issue discount may also be deemed to constitute the value of this Warrant) and requires the determination of the value of this Warrant. Accordingly, the Company and the Initial Holder agree that the amount of original issue discount on the Notes issued to the Initial Holder and the value of 100% of this Warrant (which original issue discount and value shall be used by the Company and the Initial Holder, as well as any subsequent holder of such Notes and this Warrant, for all purposes, including the preparation of tax returns and the preparation of financial statements of the Company and its Subsidiaries), shall be $0.


Dated as of May 27, 1994.



                                  MEDQUIST INC.



                                  By: /s/ Paul E. Weitzel, Jr.
                                     ----------------------------
                                     Title: Senior Vice President


Attest:

/s/ John M. Suender
- ----------------------
Secretary

                                   Exhibit 2.2

                            NOTICE OF EXERCISE FORM
                            -----------------------

                   (To be executed only upon partial or full
                        exercise of the within Warrant)

     The undersigned registered holder of the within Warrant irrevocably exercises the within Warrant for and purchases shares of Voting Common Stock of MedQuist Inc. (the "Company") and herewith makes payment therefor in the amount of $____________ , all at the price and on the terms and conditions specified in the within Warrant, and requests that a certificate (or ___________ certificates in denominations of ____________ shares) for the shares of Voting Common Stock of ____________ hereby purchased be issued in the name of and delivered to (choose one) (a) the undersigned or (b) ______________________, whose address is ______________________ and. if such shares of Voting Common Stock shall not include all the shares of Voting Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Voting Common Stock of the Company not being purchased hereunder be issued in the name of and delivered to (choose one) (a) the undersigned or (b)__________________ , whose address is______________________.


Dated:_________________________

Signature Guaranteed:        By:_______________________________
                                       (Signature of Registered
                                       Holder)



- ------------------------------
By:
   ---------------------------
            (Title:)

NOTICE: The signature to this Notice of Exercise must correspond With the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

        The signature to this Notice of Exercise must be guaranteed by a commercial bank or trust company in the United States or a member firm of the New York Stock Exchange.

                                 ASSIGNMENT FORM
                                 ---------------

                    (To be executed only upon the assignment
                             of the within Warrant)

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells. assigns and transfers unto ____________________ whose address is _______________ , all of the rights of the undersigned under the within Warrant, with respect to ___________________ shares of Voting Common Stock of (THE COMPANY) (the "Company") and, if such shares of Voting Common Stock shall not include all the shares of Voting Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Voting Common Stock of the Company not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint ___________________ Attorney to register such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.


Dated:________________________

Signature Guaranteed:        By:_______________________________
                                       (Signature of Registered
                                       Holder)



- ------------------------------
By:
   ---------------------------
            (Title:)






By:
  (Title:)

NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

        The signature to this Assignment must be guaranteed by a commercial bank or trust company in the United States or a member firm of the New York Stock Exchange.

                                  EXHIBIT 11.1

                             Stock Purchase Rights
                          Convertible Securities, Etc.





                MedQuist, Inc.
                Stock Options
              As of May 1, 1994

                                                           Grant Date     1/1/88    1/1/89    1/1/90    1/1/91    12/1/91    11/4/92
                                                                          ------    ------    ------    ------    -------    -------
Name                                                       Price/Share     $2.00     $3.40     $4.00     $5.00      $6.70      $6.00
                                                                           -----     -----     -----     -----      -----      -----

Corporate:
- ----------

Richard Censits, Chairman, President & CEO                                          50,000

Paul Wetzel, SVP & COO                                                                                                         5,000

Pat Freebern, VP Corporate Relations                                      10,000    15,000               5,000
John Suender, VP Secretary & General Counsel
Robert Graharn, VP Treasurer & CFO
Laura Andersen, Manager H R                                                                              6,000
Bruce Van Fossen, Asst. Corporate Controller                                         4,000     1,000     1,000
MaryAnne Pace, Director -- Sales
Theresa Rife, Director -- HRS

Consulting Services:
- --------------------

Rick Garrison, Director Consulting Services                                7,500     7,500     5,000
Terry Johnson, Account Executive -- Consulting Services                                                                        5,000

Receivables Management Division:
- --------------------------------

William Eschrich -- VP Rec. Mgt. Div. -- Southwest Region
Ed Boone -- VP Rec. Mgt. Div. -- Midwest Region
Pat Collins -- VP Rec. Mgt. Div. -- Northeast Region
Lloyd Colley -- VP Rec. Mgt. Div. -- Southeast Region

Board of Directors                                                                                      41,600       10,400   18,000

Heller Warrants

Other Employees                                                                0    11,000     2,000    25,500            0    5,000
                                                                               -    ------     -----    ------            -    -----

                                                                          17,500    67,500     6,000    79,100       10,400   33,000
                                                                          ------    ------     -----    ------       ------   ------




                MedQuist, Inc.
                Stock Options
              As of May 1, 1994

                                                          Grant Date   11/4/92  6/1/93   1/1/94  4/28/94  5/1/94  12/14/92    Total
                                                                       -------  ------   ------  -------  ------  --------    -----
Name                                                      Price/Share    $5.80  $5.25     $4.69   $6.44   $6.50     $7.50
                                                                         -----  -----     -----   -----   -----     -----

Corporate:
- ----------

Richard Censits, Chairman, President & CEO                                               75,000                              125,000

Paul Wetzel, SVO & COO                                                                   30,000          25,000               60,000

Pat Freebern, VP Corporate Relations                                                      3,000                               33,000
John Suender, VP Secretary & General Counsel                                              3,000                                3,000
Robert Graharn, VP Treasurer & CFO                                                        5,000                                5,000
Laura Andersen, Manager H R                                                                                                    6,000
Bruce Van Fossen, Asst. Corporate Controller                                                                                   6,000
MaryAnne Pace, Director -- Sales                                                                  2,000                        2,000
Theresa Rife, Director -- HRS                                                             2,000                                2,000

Consulting Services:
- --------------------

Rick Garrison, Director Consulting Services                                               5,000                               25,000
Terry Johnson, Account Executive -- Consulting Services                                                                        5,000

Receivables Management Division:
- --------------------------------

William Eschrich -- VP Rec. Mgt. Div. -- Southwest Region                                15,000                               15,000
Ed Boone -- VP Rec. Mgt. Div. -- Midwest Region                                           5,000                                5,000
Pat Collins -- VP Rec. Mgt. Div. -- Northeast Region                                      5,000                                5,000
Lloyd Colley -- VP Rec. Mgt. Div. -- Southeast Region                                     5,000                                5,000

Board of Directors                                                              18,000                                        88,000

Heller Warrants                                                                                                   933,333    933,333

Other Employees                                                          2,000       0    7,000       0       0         0     52,500
                                                                         -----       -    -----       -       -         -     ------

                                                                         2,000  18,000  160,000   2,000  25,000   933,333  1,375,833
                                                                         -----  ------  -------   -----  ------   -------  ---------
